EXHIBIT 3.9

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

PLUS THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1.
The name of the Corporation is Plus Therapeutics, Inc.

2.
That a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 1, 2026 and that Certificate of Amendment requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

3.
The inaccuracy or defect of said Certificate of Amendment is that Article FIFTH thereof, due to a clerical error, does not state the correct number of total authorized shares of stock or the correct number of authorized shares of common stock.

4.
The first sentence of Article FIFTH of the Certificate of Amendment is corrected to read in its entirety as follows:

“FIFTH: Article IV.A of the Certificate of Incorporation of the Corporation be hereby amended and restated to read in its entirety as follows:

“(a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 2,005,000,000 shares, consisting of 2,000,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). At 12:01 a.m. Eastern Standard Time on April 2, 2026 (the “Effective Time”), each twenty-five (25) whole number of shares, as determined by the Board, of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.001 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.””

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by its duly authorized officer this 12th day of May, 2026.

PPLUS THERAPEUTICS, INC.

By:	/s/ Marc H. Hedrick, M.D.
Name:	Marc H. Hedrick, M.D.
Title:	Chief Executive Officer